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Main Place Real Estate Investment Trust
Exhibit 12
Ratio of Earnings to Fixed Charges
(Dollars in Thousands)
                                        Six Months      Year           Year           Year       From Inception
                                         Ended          Ended          Ended          Ended         Through
                                         June 30,    December 31,   December 31,   December 31,   December 31,
                                          1998          1997           1996           1995           1994
----------------------------------------------------------------------------------------------------------------
Income before taxes................  $  1,144,788    $  1,293,866    $  216,709      $   48,070     $   5,459

Fixed charges:
   Interest expense................       641,954         595,818       255,318         145,822        25,701
   Amortization of debt discount and
    appropriate issuance costs.....         2,046           3,713         2,856             983             -
                                     ---------------------------------------------------------------------------
     Total fixed charges...........       644,000         599,531       258,174         146,805        25,701

Earnings before fixed charges......  $  1,788,788    $  1,893,397    $  474,883      $  194,875     $  31,160

                                     ===========================================================================

Fixed charges......................  $    644,000    $    599,531    $  258,174      $  146,805     $  25,701

                                     ===========================================================================

Ratio of Earnings to Fixed Charges.          2.78            3.16          1.84            1.33          1.21

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